Exhibit 10.1
EXECUTION COPY
General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
October 24, 2008
Peter C. Georgiopoulos
47 Charles Street
New York, New York 10014
Dear Peter:
     Reference is hereby made to that certain letter agreement, dated April 5, 2005 (the “Employment Letter Agreement”), between you and General Maritime Corporation, a Marshall Islands corporation (“Historic General Maritime”). As you know, Historic General Maritime has entered into an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (as amended from time to time, the “Merger Agreement”), with Arlington Tankers Ltd., Galileo Holding Corporation, Archer Amalgamation Limited and Galileo Merger Corporation (“Merger Sub”). Pursuant to the Merger Agreement, among other things, subject to the terms and conditions thereof, Merger Sub will merge with and into Historic General Maritime, with Historic General Maritime continuing as the surviving corporation and a wholly-owned subsidiary of Galileo Holding Corporation, with Galileo Holding Corporation to be renamed “General Maritime Corporation” (which we refer to herein as “New General Maritime” or the “Company”). New General Maritime will continue to be a Marshall Islands corporation with its principal place of business in New York, New York.
     The Company desires to retain you in the capacity of Chairman of the Board of Directors of the Company (the “Board of Directors”), and you desire to be so retained by the Company, upon the terms and conditions set forth in this letter agreement (this “Agreement”). Therefore, the Company and you are entering into this Agreement to be effective as of the date on which the effective time of the transactions contemplated by the Merger Agreement (collectively, the “Merger”) occurs (the “Effective Date”), and contingent upon and subject to the consummation of the Merger. Contingent upon and subject to the consummation of the Merger, the Employment Letter Agreement shall be terminated as described herein upon the Effective Date, and thereafter the Company shall make the payments to you described herein.
     As used in this Agreement, the term “GenMar Group” means and includes the Company and each of its subsidiaries and affiliates from time to time. For purposes of this Agreement, an “affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.
     Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

Peter C. Georgiopoulos
October 24, 2008

     1. Agreement to Serve; Effect of this Agreement.
          (a) You hereby agree to serve as Chairman of the Board of Directors from the Effective Date until the third (3rd) anniversary of the Effective Date (the “Expiration Date”), or such earlier time as the Board of Directors or its Nominating and Corporate Governance Committee declines to nominate you to such position or the shareholders of the Company either decline to re-elect you to the Board of Directors or remove you from the Board of Directors (such period, the “Term”). You will exercise your powers and discharge your duties as a director of the Company in accordance with applicable Marshall Islands law.
          (b) Upon the Effective Date, and contingent upon and subject to the consummation of the Merger, the Employment Letter Agreement shall be terminated and superseded by this Agreement. The parties hereto agree that the termination of the Employment Letter Agreement shall not be construed or considered an early termination of said Employment Letter Agreement, and you hereby specifically waive any and all right and entitlement to any termination payment or benefit provided for under the Employment Letter Agreement, except as specifically provided in Section 3 hereof.
          (c) In the event that the Merger has not been consummated by March 31, 2009 or the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void and of no force or effect, and the Employment Letter Agreement (as well as the Existing Registration Rights Agreement (as defined below) and the existing Grant Agreements (as defined below)) shall continue in full force and effect in accordance with the terms thereof.
     2. Position; Duties.
          (a) During the Term, you will hold the title and office, and serve in the position of, Chairman of the Board of Directors, with such duties and authority as provided in the Amended and Restated By-laws of the Company (as amended from time to time). You shall report directly to the Board of Directors and, in addition to the foregoing, shall assist and advise the Company with respect to strategic and transactional matters and shall perform such other specific duties and services (including service as a director or equivalent position of any subsidiary or affiliate of the Company, without additional compensation) as the Board of Directors shall reasonably request consistent with your position. You shall not be an employee of the Company or any of its subsidiaries, and any services you provide to the Company shall be provided solely in your capacity as Chairman of the Board of Directors.
          (b) During the Term, you shall not take personal advantage of any business opportunity relating to the operation of tankers transporting crude oil or other petroleum products anywhere in the world if such opportunity is or reasonably could become competitive with the business of the Company or any natural expansion of the business of the Company within the tanker industry at the time of such opportunity, or a business that the Company is actively contemplating entering at such time. You further agree to disclose in writing all such opportunities and the material facts attendant thereto, to the Board of Directors for consideration by the Company. If within ten (10) business days of your disclosing such business opportunities to the Board of Directors, the Board of Directors fails to adopt a resolution (and to provide a

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October 24, 2008

copy of same to you) that it may pursue such business opportunity, the Company will be deemed to have declined to pursue such opportunity, in which event you shall be free to pursue it. You shall be at liberty to take personal advantage of any other business opportunities, whether or not such opportunities arise during the performance of your services hereunder and whether or not such opportunities could reasonably be expected to be business opportunities that the Company might pursue.
     3. Certain Payments. Contingent upon and subject to the occurrence of the Effective Date and the consummation of the Merger:
          (a) The Company shall make the following payments to you, in lieu of any further Company obligations to you under Sections 3 and 5 of the Employment Letter Agreement:
               (i) A payment in the amount of Twenty-Two Million Dollars ($22,000,000) in cash by wire transfer of immediately available funds, to the account designated by you in a written notice to the Company prior to the date of such payment, shall be made on July 1, 2009;
               (ii) A payment in the amount of Eight Million Dollars ($8,000,000) in cash, to be paid by the Company on January 2, 2009, by wire transfer of immediately available funds to the account designated by you in a written notice to the Company prior to the date of such payment, which payment shall be in lieu of any annual bonus for 2008 pursuant to Section 3(b) of the Employment Letter Agreement; and
               (iii) A payment equal to the sum of (A) the amount of any expenses incurred through the Effective Date required to be reimbursed under Section 3(d) of the Employment Letter Agreement, plus (B) the amount of your accrued but unpaid Base Salary (as defined in Section 3(a) of the Employment Letter Agreement) through the Effective Date, as provided in Section 3(a) of the Employment Letter Agreement.
          (b) You shall be entitled to any other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including the Employment Letter Agreement, with, Historic General Maritime or any other member of the GenMar Group.
          (c) The aggregate amount of the outstanding loan made by Historic General Maritime to you shall become due and payable as of the Effective Date.
          (d) Each of the restricted stock grant agreements between you and Historic General Maritime listed below (collectively, as they may be amended from time to time, the “Grant Agreements”) shall be amended to delete therefrom Section 16 (“Excise Tax”) thereof in its entirety, with no further action required by you, Historic General Maritime or the Company, with each such amendment to be effective as of the Effective Date:
               (i) Restricted Stock Grant Agreement, dated November 26, 2002;

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October 24, 2008

               (ii) Restricted Stock Grant Agreement, dated February 9, 2005;
               (iii) Restricted Stock Grant Agreement, dated April 6, 2005;
               (iv) Restricted Stock Grant Agreement, dated December 21, 2005;
               (v) Restricted Stock Grant Agreement, dated December 18, 2006;
               (vi) Restricted Stock Grant Agreement, dated April 2, 2007; and
               (vii) Restricted Stock Grant Agreement, dated December 21, 2007.
     4. Compensation; Perquisites and Benefits.
          (a) For your service as Chairman of the Board of Directors, you shall be eligible to receive the annual fee paid to the other non-employee members of the Board of Directors and an additional fee for your services as Chairman in the amount of $30,000 per year (such fees, the “Annual Fee”). The Annual Fee shall be paid to you in accordance with the Company’s standard practice.
          (b) You will be eligible to receive additional payments (whether cash, stock awards, option grants, or otherwise) in the discretion of the Board of Directors or an appropriate committee thereof.
          (c) During the Term, to the extent permitted by the applicable insurance company, you will be eligible to participate in the Company’s health care benefits at the same contribution level as active executives of the Company (but you recognize that you may have different tax results).
          (d) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary out-of-pocket business expenses as may be incurred by you during the Term in the performance of your duties and responsibilities for any member of the GenMar Group. You will provide documentation of such expenses as reasonably required under standard Company policies from time to time. The Company will also reimburse you for the legal and other advisor fees incurred by you relating to the negotiation and drafting of this Agreement as a replacement of the Employment Letter Agreement, up to a maximum of $20,000.
          (e) The Company will reimburse you for the fee you paid in connection with the filing you made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder in connection with the Merger.
          (f) That certain Registration Rights Agreement, dated as of June 12, 2001, by and between you and Historic General Maritime (the “Existing Registration Rights Agreement”) shall terminate effective as of the Effective Date. You and the Company shall enter into a new registration rights agreement, in form and substance reasonably satisfactory to you and the Company, to be effective as of the Effective Date.

Peter C. Georgiopoulos
October 24, 2008

     5. Compensation, Benefits and Entitlements upon Expiration or Termination of Services Hereunder. On the Expiration Date, or in the event your services hereunder are terminated prior to the Expiration Date as provided in Section 1 hereof, you shall be entitled only to: (a) any expenses required to be reimbursed under Section 4(d) hereof and incurred through the Expiration Date, or the date on which your services hereunder are so terminated (the “Termination Date”), as the case may be; (b) any unpaid and owing Annual Fee in accordance with the Company’s standard practice; (c) any existing post-termination Restricted Stock (as defined in the Grant Agreements) rights (if any) that you have under the Grant Agreements referred to above or under any subsequent grant agreements, as well as any then-existing post-termination rights under any other stock-based awards then existing; (d) any accrued amounts payable under Section 4(b)-(e) above; (e) any liability insurance and indemnification coverage rights that you have under Section 12 below; (f) the unpaid portion of any amounts required to be paid under Section 3(a) hereof, but not yet paid; (g) any post-termination rights (if any) applicable under Section 3(b) hereof; and (h) any COBRA-related rights to health care benefit coverage continuation that may then apply under applicable law.
     6. Reduction in Benefits. Unless you and the Company agree otherwise in writing, in the event that you would incur an Excise Tax on any payments or benefits under this Agreement, any of your Restricted Stock or any other payment or benefit from the GenMar Group (collectively, “Benefits”) as a result of any transaction (a “Transaction”) described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), such Benefits shall not exceed the greater of (i) the maximum amount that would be payable to you without the imposition of any Excise Tax with respect to such Benefits, or (ii) the amount that yields you the greatest after-tax amount of Benefits after taking into account any Excise Tax imposed on you, whether due to such Benefits or otherwise, with any such reduction being applied to the payments under the Grant Agreements in the order set forth in Section 3(d) hereof. For purposes of this Agreement, the term “Excise Tax” means the tax imposed by Section 4999 of the Code and any successor tax. The determination of whether your Benefits should be reduced, and the amount of any such reduction, shall be made by independent counsel selected by you and reasonably acceptable to the Company (“Independent Counsel”). For purposes of such determination, (x) the total amount of Benefits received by you as a result of a Transaction shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Independent Counsel, a Benefit (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations under Section 280G of the Code (the “Regulations”), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax; (y) the amount of the Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of such Benefits and (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (x) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of Independent Counsel shall be borne by the Company. The parties agree the Merger shall not itself constitute a Transaction for purposes of any compensation and benefits payable to you. In no event shall

Peter C. Georgiopoulos
October 24, 2008

you have any rights to a gross-up as a result of any amounts due from you pursuant to Section 4999 of the Code.
     7. Confidential Information.
          (a) The GenMar Group owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public or within the relevant trade or industry prior to its disclosure to you by the Company or (ii) becomes generally known or generally available to the public or within the relevant trade or industry subsequent to disclosure to you other than due to your violation of this Section 7. Confidential information includes, but is not limited to, information contained in manuals, documents, computer programs, compilations of technical, financial, legal or other data, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information which is confidential and proprietary information of the Company or any other member of the GenMar Group.
          (b) You acknowledge and agree that (i) in the performance of your duties hereunder you will generate or develop, and the GenMar Group otherwise will from time to time disclose to you and entrust you with, Confidential Information, and (ii) in the performance of your duties under the Employment Letter Agreement the GenMar Group did disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information obtained by you during the performance of your duties hereunder or under the Employment Letter Agreement, among other things, may be prejudicial to the GenMar Group’s interests and an improper disclosure of trade secrets. Unless the Company otherwise consents, you agree that during the Term hereunder and for three (3) years thereafter, you shall not, except as otherwise provided herein, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, in all cases unrelated to the GenMar Group, other than in the ordinary course of performing your duties hereunder, any Confidential Information obtained by you during the performance of your duties hereunder or under the Employment Letter Agreement. Anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply (x) when disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information or (y) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between you and the GenMar Group, including, but not limited to, the enforcement of such agreements (provided that in the case of clause (x), unless otherwise prohibited by law, you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information). Notwithstanding the above, nothing herein shall preclude you

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October 24, 2008

from discussing your employment and compensation arrangements, this Agreement and any related matters with your attorney(s) and other advisors on a confidential basis.
          (c) Upon termination of your services hereunder, you shall not retain or take with you any Confidential Information in any Tangible Form (defined below), and you shall as promptly as possible deliver to the Company any Confidential Information in a Tangible Form that you then control, as well as all other Company property, including equipment, documents or other things, that were issued to you or otherwise received or obtained during the performance of your duties hereunder or under the Employment Letter Agreement that you then control. As used herein, the term “Tangible Form” includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form. Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes, (iv) copies of this Agreement and any other documents relating to any Company plan(s), program(s) or arrangement(s) relating to your services hereunder, or the termination of such services, with the Company or any other member of the GenMar Group and (v) copies of any minutes, presentation materials and personal notes from any meeting of the Board of Directors, or any committee thereof, while you were a member of the Board of Directors (provided you keep such Board of Directors materials and personal notes relating to the Board of Directors or committee meetings confidential in accordance with this Section 7).
          (d) The provisions of this Section 7 shall survive the termination of the Term. You further acknowledge and agree that the remedies available under Section 10 hereof, as well as any other remedy available at law or equity, shall be available to the Company to redress a breach by you of this Section 7.
     8. Non-solicitation.
          (a) You acknowledge and agree that (i) the services to be rendered by you for the GenMar Group are of a special, unique, extraordinary, intellectual, and personal character, (ii) the success and good will of the GenMar Group reflects, to a large extent, your personal involvement and relationships, (iii) you have and will continue to develop a personal acquaintance and relationship with the GenMar Group’s employees and customers and (iv) your position with the GenMar Group places you in a position of confidence and trust with employees, clients, and business associates of GenMar Group. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the GenMar Group that you make the covenants contained in this Section 8 and in Section 9 hereof dealing with certain Competitive Activities.
          (b) You agree that during your service as a director of the Company and for a period of one (1) year thereafter, you, and any business or enterprise that you directly or indirectly control, shall not, directly or indirectly, by lending assistance, giving information or otherwise, without the prior consent of the Company, solicit or induce or attempt to solicit or

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October 24, 2008

induce any employee of the GenMar Group to leave the employ of the GenMar Group to be employed by you or by an entity with which you are affiliated. For purposes of this Section 8 and Section 9 hereof, you shall be deemed to “control” a business or enterprise if you are a member of its board or senior management or are deemed to control it under the meaning of the federal securities laws.
          (c) The provisions of this Section 8 shall survive the termination of the Term. You further acknowledge and agree that the remedies available under Section 10 hereof, as well as any other remedy available at law or equity shall be available to the Company to redress a breach by you of this Section 8.
     9. Certain Competitive Activities.
          (a) You shall not engage in any Competitive Activity (as defined below) during your service as a director of the Company and for a period of one (1) year thereafter. In the event of a Change of Control (as defined below), or a termination of your services hereunder prior to the Expiration Date because the Board of Directors or its Nominating and Corporate Governance Committee has declined to nominate you to serve as Chairman of the Board of Directors or the shareholders of the Company have declined to re-elect you to the Board of Directors, other than for cause, the provisions of this Section 9 shall not be effective. If you engage in any Competitive Activity in breach of this Section 9(a) following the Term, then the Company shall be entitled, on a non-exclusive basis, to (i) seek money damages to the extent they can reasonably be determined and (ii) injunctive and equitable relief on both a provisional and permanent basis in accordance with Section 10 hereof. The Company shall give you prior written notice of any perceived breach and ten (10) business days to cure prior to taking any action.
          (b) As used in this Section 9, “Competitive Activity” means involvement in the management or operation of or control, direct or indirect, of a company that operates tankers transporting crude oil or other liquids wherever such business is located in the world if such business is or reasonably could become competitive with the business of the Company as it existed during the Term or a business that the Company was actively contemplating entering during the Term or, following the end of the Term, was actively considering as of the end of the Term.
          (c) As used in this Section 9, the term “Change of Control” means the occurrence of any of the following:
               (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than you or entities which you directly or indirectly “control” (as defined in Rule 12b-2 under the Exchange Act) or are otherwise affiliated with, acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the Voting Stock of the Company;

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               (ii) the sale of all or substantially all of the Company’s assets in one or more related transactions to a “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) other than such a sale to (A) a subsidiary of the Company which does not involve a change in the equity holdings of the Company or (B) to an entity which you directly or indirectly control or are otherwise materially affiliated with immediately prior to the sale;
               (iii) any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the Voting Stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the Voting Stock of the surviving entity (there being excluded from the number of shares held by such shareholders, but not from Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company);
               (iv) the majority of the Board of Directors consists of individuals other than members of the Board of Directors on the Effective Date immediately following the consummation of the Merger (“Incumbent Directors”); provided, that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or
               (v) the Company adopts any plan of liquidation or dissolution providing for the distribution of all or substantially all of its assets.
          For purposes of the definition of the term “Change of Control” only, the “Company” shall be deemed to include any entity that succeeds to all or substantially all of the business of the Company, and “Voting Stock” shall mean capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of a corporation.
     10. Specific Performance. You acknowledge that in light of your position with the Company, including its growth and development to date, and your unique and extraordinary contributions, knowledge, experience, and relationships, that the Company would likely sustain irreparable injury in the event of a violation by you of any of the provisions of Section 7, 8 or 9 hereof, and by reason thereof you consent and agree that if you materially violate any of the provisions of said Sections 7, 8 and 9, in addition to any other remedies available, upon the showing of adequate proof, the Company shall be entitled to seek a decree specifically enforcing such provisions, and shall be entitled to seek a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration prior to the issuance of such injunction in any forum.
     11. Life Insurance. You agree that, during the Term, the GenMar Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit, subject to such aggregate coverage limitation as you and the Company shall agree, your consent not to

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be unreasonably withheld. You agree to cooperate fully with the GenMar Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.
     12. Indemnification and Liability Insurance.
          (a) To the extent consistent with applicable law of the Marshall Islands, the Company agrees that if you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company (or any predecessor entity), or are or were serving at the request of, or on behalf of, the Company (or any predecessor entity) or any other member of the GenMar Group (or any predecessor entity) as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans and service with respect to any member of the GenMar Group (or any predecessor entity), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company (or any predecessor entity), any other member of the GenMar Group (or any predecessor entity) or other entity, you shall be indemnified and held harmless by the Company and any member of the GenMar Group to the fullest extent permitted by such entities’ corporate documents, including, but not limited to, the Company’s articles of incorporation or by-laws in effect as of the Effective Date (provided that you shall have the benefit of any amendments to such documents after the Effective Date that are favorable to you) or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even though you have ceased to be a director, officer, member, employee, consultant or agent of the Company, any other member of the GenMar Group or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by you in connection with any Proceeding within thirty (30) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. To the extent required by law, such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined by a non-appealable court decision that you are not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent you are able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.
          (b) The Company agrees to cover you under directors’ and officers’ liability insurance at a level, if any, and on terms and conditions, no less favorable to you than the

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October 24, 2008

coverage(s) the Company provides other non-employee directors until such time as suits against you are no longer permitted by law.
          (c) Nothing in this Section 12 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the corporate documents of any member of the GenMar Group, including, but not limited to, the Company’s articles of incorporation or by-laws, or under applicable law.
     13. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all tax withholding obligations of the Company under applicable laws of the United States or any state thereof.
     14. No Conflict. As of the date hereof, you represent and warrant that you are not party to or subject to any agreement (other than the Employment Letter Agreement), contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the GenMar Group as contemplated hereby.
     15. Company Representations. The Company represents and warrants that (a) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary Board of Directors and other corporate action, (b) the officer signing this Agreement on behalf of the Company is duly authorized by the Board to do so, (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     16. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above, with, if to the Company, a copy to company counsel, Thomas Constance at Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 and, if to you, a copy to such other person(s) as you may later specify for purposes of this Agreement in a written notice to the Company, or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.
     17. Cooperation. Subject to your other personal and business commitments and to the extent not inconsistent with your legal position, and without waiving any legal rights that you may have, you agree that both during and after the performance of your services hereunder, you shall, at the request of the Company, render all reasonable and lawful assistance and perform all

Peter C. Georgiopoulos
October 24, 2008

reasonable and lawful acts that the Company considers necessary or advisable in connection with any litigation, investigation, proceeding, claims or dispute involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company (“Claims”) to the extent such Claim arose during, and relates to, the performance of your services hereunder or under the Employment Letter Agreement, and relates to the GenMar Group. The Company agrees to reimburse you for your out-of-pocket expenses (including travel expenses and attorneys’ fees if you reasonably determine that the matter is of a nature which indicates that you should have separate representation).
     18. IRC 409A Compliance.
          (a) The parties hereto agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.
          (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (c) (i) All expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

Peter C. Georgiopoulos
October 24, 2008

          (d) For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (e) It is anticipated that the Effective Date will be before January 1, 2009.  In the event that, subsequent to the date hereof, the Effective Date is anticipated to be after December 31, 2008, or if the Effective Date in fact is after December 31, 2008, the parties hereto shall negotiate in good faith to adjust the arrangements under Sections 3(a)(i) and (ii) hereof as appropriate to provide for compliance with or exemption from Section 409A with respect to an Effective Date after December 31, 2008.
     19. Miscellaneous.
          (a) The failure of any party hereto at any time to require performance by any other party hereto of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of you) and assigns. This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you, without the Company’s prior written consent, except that your rights to compensation and benefits may be transferred by will, operation of law, in accordance with applicable law or any applicable plan, policy, program or agreement of the Company or the GenMar Group or in accordance with this clause (b). In the event of your death or a judicial determination of your incompetence, the compensation, entitlements and benefits due you under this Agreement or otherwise shall be paid to your estate or legal representative (or instead to your designated beneficiary or beneficiaries if the same are timely designated by you in writing in an election filed with the Company with respect to this Agreement, and not timely revoked). No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
          (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest

Peter C. Georgiopoulos
October 24, 2008

extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.
          (d) This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts of law; provided, however, that this Agreement shall also be governed by the applicable provisions of the Business Corporations Act of the Marshall Islands to the extent required thereby. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, program, policy, arrangement of, or other agreement with, the Company or any member of the GenMar Group, the provision that is most favorable to you shall control.
          (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 7, 8 or 9 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction in accordance with Section 10 hereof without any requirement to seek arbitration for such injunction. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. The Company and you consent to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) for purpose of enforcing any arbitral award and the Company and you further agree not to interpose any objection for improper venue in any such proceeding. In the event that you prevail in any claim or proceeding between you and the Company arising in relation to this Agreement in whole or as to any substantial part, as determined by the arbitrator, the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorneys’ fees) incurred by you in pursuing such claim or proceeding. Promptly after the date of a final, non-appealable decision in any such controversy, you shall furnish the Company with documentation reasonably satisfactory to the Company of such costs and expenses, and the Company shall pay such reimbursement on the 60th day after the date of a final, nonappealable decision in any such controversy. Pending resolution of any dispute, you (and your beneficiaries) shall continue to receive and be entitled to all the payments and benefits due under this Agreement or otherwise.
          (f) Upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in such rights and obligations.
          (g) This Agreement (including, without limitation, the Grant Agreements referred to and amended in accordance with Section 3 hereof, and the other Company benefit plans, programs and arrangements referenced in Sections 3 and 4 hereof) sets forth the entire

Peter C. Georgiopoulos
October 24, 2008

understanding between the parties as to the subject matter hereof and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.
          (h) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.
          (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
[Remainder of page intentionally left blank.]

Peter C. Georgiopoulos
October 24, 2008

     Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Agreement, following which this will be a legally binding agreement by and among the parties hereto as of the date first written above.

Very truly yours,

GALILEO HOLDING CORPORATION
(to be renamed General Maritime Corporation)

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Secretary
Accepted, Acknowledged and Agreed

/s/ Peter C. Georgiopoulos

Peter C. Georgiopoulos

GENERAL MARITIME CORPORATION
(to be renamed)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President and Chief Financial Officer